                                    EX-99.B2

                  AMENDMENT TO THE BY-LAWS ADOPTED AT A MEETING
            OF THE DIRECTORS OF NORTHWESTERN MUTUAL SERIES FUND, INC.
                               ON FEBRUARY 6, 1997



          BE IT RESOLVED, that subsection 8.02 of the By-laws of the corporation is hereby amended by adding the following sentence at the end thereof as a new paragraph:

          "The Select Bond Portfolio may invest up to 10% of its total net assets in high yield bonds and up to 10% of its total net assets in foreign securities, consistent with its investment objective."